Exhibit 5.1

                                 May 13, 2005

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: Mr. George R. Jensen, Jr., Chief Executive Officer

Re: USA Technologies, Inc. - Registration Statement on Form S-1

Dear Mr. Jensen:

We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 14, 2005 (the "Registration Statement"). The Registration Statement covers 84,716,668 shares of Common Stock ("Common Stock") which are either currently outstanding, issuable upon exercise of warrants or upon conversion of senior notes, or issuable to Steve Illes under the Common Stock Purchase Agreement.

In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the issuance of the Common Stock covered by the Registration Statement; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that when resold as contemplated by the Registration Statement, and subject to effectiveness of the Registration Statement, the Common Stock covered by the Registration Statement when issued will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and all amendments thereto.

This opinion shall replace and supercede our opinion dated April 14, 2005 which was filed as an Exhibit to the Registration Statement.


                                     Sincerely,


                                     /s/ LURIO & ASSOCIATES, P.C.
                                     ----------------------------
                                     LURIO & ASSOCIATES, P.C.